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                                                                     EXHIBIT 2.1

                                           AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (hereinafter called the "Merger Agreement") is made as of June 29, 1999, by and between ASK JEEVES, Inc., a California corporation ("the Company"), and AJ MERGER CORPORATION, a Delaware corporation ("Merger Sub"). The Company and Merger Sub are sometimes referred to as the "Constituent Corporations."

      The authorized capital stock of the Company consists of 80,000,000 shares of Common Stock, and 20,000,000 shares of Preferred Stock. The authorized capital stock of Merger Sub, upon effectuation of the transactions set forth in this Merger Agreement, will consist of 80,000,000 shares of Common Stock, $.001 par value, and 20,000,000 shares of Preferred Stock, $.001 par value.

      The directors of the Constituent Corporations deem it advisable and to the advantage of the Constituent Corporations that the Company merge into Merger Sub upon the terms and conditions herein provided.

      NOW, THEREFORE, the parties do hereby adopt the plan of reorganization encompassed by this Merger Agreement and do hereby agree that the Company shall merge into Merger Sub on the following terms, conditions and other provisions:

1.TERMS AND CONDITIONS.

1.1 MERGER. The Company shall be merged with and into Merger Sub (the "Merger"), and Merger Sub shall be the surviving corporation (the "Surviving Corporation") effective upon the date that this Merger Agreement is filed with the Secretary of State of Delaware (the "Effective Date").

1.2 NAME CHANGE. On the Effective Date, the name of Merger Sub shall be Ask Jeeves, Inc.

1.3 SUCCESSION. On the Effective Date, Merger Sub shall continue its corporate existence under the laws of the State of Delaware, and the separate existence and corporate organization of the Company, except insofar as it may be continued by operation of law, shall be terminated and cease.

1.4 TRANSFER OF ASSETS AND LIABILITIES. On the Effective Date, the rights, privileges, powers and franchises, both of a public as well as of a private nature, of each of the Constituent Corporations shall be vested in and possessed by the Surviving Corporation, subject to all of the disabilities, duties and restrictions of or upon each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, of each of the Constituent Corporations, and all debts due to each of the Constituent Corporations on whatever account, and all things in action or belonging to each of the Constituent Corporations shall be transferred to and vested in the Surviving

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      Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest, shall be thereafter the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; provided, however, that the liabilities of the Constituent Corporations and of their shareholders, directors and officers shall not be affected and all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the Merger had not taken place except as they may be modified with the consent of such creditors and all debts, liabilities and duties of or upon each of the Constituent Corporations shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

1.5 COMMON STOCK OF THE COMPANY AND MERGER SUB. On the Effective Date, by virtue of the Merger and without any further action on the part of the Constituent Corporations or their shareholders, each share of Common Stock of the Company issued and outstanding immediately prior thereto shall be converted into one-half (1/2) of a fully paid and nonassessable share of the Common Stock of Merger Sub and each share of Common Stock of Merger Sub issued and outstanding immediately prior thereto shall be cancelled and returned to the status of authorized but unissued shares.

1.6 PREFERRED STOCK OF THE COMPANY AND MERGER SUB. On the Effective Date, by virtue of the Merger and without any further action on the part of the Constituent Corporations or their shareholders, each share of Series A Preferred Stock of the Company issued and outstanding immediately prior thereto shall be converted into one (1) fully paid and nonassessable share of Series A Preferred Stock of Merger Sub and each share of Series B Preferred Stock of the Company issued and outstanding immediately prior thereto shall be converted into one (1) fully paid and nonassessable share of Series B Preferred Stock of Merger Sub.

1.7 STOCK CERTIFICATES. On and after the Effective Date, all of the outstanding certificates which prior to that time represented shares of the Common Stock or of the Preferred Stock of the Company shall be deemed for all purposes to evidence ownership of and to represent the shares of Merger Sub into which the shares of the Company represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agents. The registered owner of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or conversion of otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of Merger Sub evidenced by such outstanding certificate as above provided.

1.8 OPTIONS. On the Effective Date, the Surviving Corporation will assume and continue the Company's Amended and Restated 1996 Equity Incentive Plan, 1999 Equity Incentive Plan, 1999 Non-Employee Directors' Stock Option Plan and 1999 Employee Stock Purchase Plan and the outstanding and unexercised portions of all options to purchase Common Stock of the Company, including without limitation all options outstanding under such stock

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      plans and any other outstanding options, shall be converted into options of Merger Sub, such that an option for one (1) share of the Company shall be converted into an option for one-half (1/2) of a share of Merger Sub, and the exercise price per share of the Merger Sub option shall be increased by two times. No other changes in the terms and conditions of such options will occur. Effective on the Effective Date, Merger Sub hereby assumes the outstanding and unexercised portions of such options and the obligations of the Company with respect thereto.

1.9 WARRANTS. On the Effective Date, the Surviving Corporation will assume and continue warrants of the Company, and the outstanding and unexercised portions of all warrants shall be converted into warrants of Merger Sub, such that a warrant for one (1) share of the Company shall be converted into a warrant for one-half (1/2) of a share of Merger Sub and the exercise price per share of the Merge Sub warrant shall be increased by two times. No other changes in the terms and conditions of such warrants will occur. Effective on the Effective Date, Merger Sub hereby assumes the outstanding and unexercised portions of such warrants and the obligations of the Company with respect thereto.

1.10 EMPLOYEE BENEFIT PLANS. On the Effective Date, the Surviving Corporation shall assume all obligations of the Company under any and all employee benefit plans in effect as of such date. On the Effective Date, the Surviving Corporation shall adopt and continue in effect all such employee benefit plans upon the same terms and conditions as were in effect immediately prior to the Merger and shall reserve that number of shares of Merger Sub Common Stock with respect to each such employee benefit plan as is proportional to the number of shares of the Company Common Stock (if any) so reserved on the Effective Date.

2.CHARTER DOCUMENTS, DIRECTORS AND OFFICERS.

2.1 CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate of Incorporation and Bylaws of Merger Sub in effect on the Effective Date shall continue to be the Certificate of Incorporation and Bylaws of the Surviving Corporation, except that Article I of the Certificate of Incorporation and Bylaws of the Surviving Corporation shall, effective upon the filing of this Merger Agreement with the Secretary of State of the State of Delaware, be amended to read in its entirety as follows: "The name of this corporation is Ask Jeeves, Inc."

2.2 DIRECTORS. The directors of the Company immediately preceding the Effective Date shall become the directors of the Surviving Corporation on and after the Effective Date to serve until the expiration of their terms and until their successors are elected and qualified.

2.3 OFFICERS. The officers of the Company immediately preceding the Effective Date shall become the officers of the Surviving Corporation on and after the Effective Date to serve at the pleasure of its Board of Directors.

3.MISCELLANEOUS.

3.1 FURTHER ASSURANCES. From time to time, and when required by the Surviving Corporation or by its successors and assigns, there shall be executed and delivered on behalf of the Company such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to conform of record or otherwise, in the Surviving Corporation the title to and possession of

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      all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of the Company and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

3.2 AMENDMENT. At any time before or after approval by the shareholders of the Company, this Merger Agreement may be amended in any manner (except that, after the approval of the Merger Agreement by the shareholders of the Company, the principal terms may not be amended without the further approval of the shareholders of the Company) as may be determined in the judgment of the respective Board of Directors of Merger Sub and the Company to be necessary, desirable, or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purpose and intent of this Merger Agreement.

3.3 CONDITIONS TO MERGER. The obligations of the Constituent Corporations to effect the transactions contemplated hereby is subject to satisfaction of the following conditions (any or all of which may be waived by either of the Constituent Corporations in its sole discretion to the extent permitted by law):

      (A) the Merger shall have been approved by the shareholders of the Company in accordance with applicable provisions of the General Corporation Law of the State of California; and

      (B) the Company, as sole stockholder of Merger Sub, shall have approved the Merger in accordance with the General Corporation Law of the State of Delaware; and

      (C) any and all consents, permits, authorizations, approvals, and orders deemed in the sole discretion of the Company to be material to consummation of the Merger shall have been obtained.

3.4 ABANDONMENT OR DEFERRAL. At any time before the Effective Date, this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either the Company or Merger Sub or both, notwithstanding the approval of this Merger Agreement by the shareholders of the Company or Merger Sub, or the consummation of the Merger may be deferred for a reasonable period of time if, in the opinion of the Boards of Directors of the Company and Merger Sub, such action would be in the best interest of such corporations. In the event of termination of this Merger Agreement, this Merger Agreement shall become void and of no effect and there shall be no liability on the part of either Constituent Corporation or its Board of Directors or shareholders with respect thereto, except that the Company shall pay all expenses incurred in connection with the Merger or in respect of this Merger Agreement or relating thereto.

3.5 COUNTERPARTS. In order to facilitate the filing and recording of this Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

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      IN WITNESS WHEREOF, this Merger Agreement, having first been duly approved by the Board of Directors of the Company and Merger Sub, is hereby executed on behalf of each said corporation and attested by their respective officers thereunto duly authorized.

                              ASK JEEVES, INC.,
                              a California corporation

                              By:   /s/ Robert W. Wrubel
                                  ----------------------
                                  Robert W. Wrubel
                                  President and Chief Executive Officer

                              ATTEST:



                              By:   /s/ Amy Slater
                                  ----------------------
                                  Amy Slater
                                  Secretary

                              MERGER SUB:
                              a Delaware corporation,



                              By:   /s/ Robert W. Wrubel
                                  ----------------------
                                  Robert W. Wrubel
                                  President and Chief Executive Officer

                              ATTEST:



                              By:   /s/ Amy Slater
                                  ----------------------
                                  Amy Slater
                                  Secretary



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                              AJ MERGER CORPORATION

                              OFFICERS' CERTIFICATE

         Roger A. Strauch and Amy Slater hereby certify that:

1. They are the Chairman of the Board of Directors and Secretary, respectively, of AJ Merger Corporation, a Delaware corporation (the "Corporation").

2. The Agreement and Plan of Merger to which this Certificate is attached (the "Merger Agreement") has been duly approved by the Board of Directors of the Corporation.

3. The Corporation has one class of stock outstanding, designated "Common Stock," of which one hundred (100 shares were outstanding and entitled to vote on the merger.

4. The principal terms of the Merger Agreement were approved by a unanimous vote of the outstanding share of Common Stock. The vote required was greater than 50% of the outstanding shares of Common Stock.

5. The required vote of the stockholders of Ask Jeeves, Inc., a California corporation, the parent of the Corporation, was obtained.
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      Each of the undersigned declares under penalty of perjury that the matters set out in the foregoing Certificate are true of his or her own knowledge. Executed at Berkeley, California, on June 29, 1999.

                                              /s/ Roger A. Strauch
                                             ----------------------------------
                                             Roger A. Strauch
                                             Chairman of the Board



                                              /s/ Amy Slater
                                             ----------------------------------
                                             Amy Slater
                                             Secretary